Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Backblaze, Inc.
San Mateo, California
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2024, relating to the consolidated financial statements of Backblaze, Inc. (the Company) appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

San Jose, California
May 9, 2024